                                                                                     EXHIBIT 11(i)
                                                                                     Page 1 of 2
                                            INGERSOLL-RAND COMPANY
                                   COMPUTATION OF PRIMARY EARNINGS PER SHARE
                       (In thousands of dollars except for shares and per share amounts)
                                                            Years ended December 31,
                                             1993          1992          1991          1990          1989
     PRIMARY EARNINGS PER SHARE:
     Earnings before effect of
       accounting changes and
       extraordinary item..........  $    163,524  $    115,594   $   150,589  $    185,343  $    202,225
       Less dividends on
         preference stock .........            --            --            --         1,838         7,498
     Earnings before effect of
       accounting changes and
       extraordinary item..........       163,524       115,594       150,589       183,505       194,727
     Effect of accounting changes:
       - Postemployment benefits          (21,000)           --            --            --            --
       - Postretirement benefits
         other than pensions.......            --      (332,000)           --            --            --
       - Income taxes..............            --       (18,000)           --            --            --
     Extraordinary item............            --            --            --            --         8,526
     Net earnings (loss) applicable
       to common stock.............  $    142,524  $   (234,406) $    150,589  $    183,505  $    203,253

     Average number of common
       shares outstanding..........   104,991,535   104,340,622   103,634,178   103,351,708   102,842,942

     Primary earnings per share:
     Earnings before effect of
       accounting changes and
       extraordinary item..........        $ 1.56        $ 1.11         $1.45         $1.78         $1.89
       Effect of accounting changes:
         - Postemployment benefits          (0.20)           --            --            --            --
         - Postretirement benefits
           other than pensions.....            --         (3.19)           --            --            --
         - Income taxes............            --         (0.17)           --            --            --
       Extraordinary item..........            --            --            --            --          0.09
     Primary earnings (loss) per
       share.......................        $ 1.36        $(2.25)        $1.45         $1.78         $1.98
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






                                                            EXHIBIT 11(i)
                                                            Page 2 of 2


                                INGERSOLL-RAND COMPANY
                      COMPUTATION OF PRIMARY EARNINGS PER SHARE
                                     (Continued)


          Notes:  All common share and per share amounts have been adjusted for the 2-for-1 stock split which was made in the form of a stock
          dividend in 1992.   On February 7,  1990, the board of  directors
          authorized the redemption of  the Dutch Auction Rate Transferable
          Securities  preference stock.   The  company redeemed  Series D-1
          preference stock  on March  14, 1990, and  Series D-2  preference stock  on April 4, 1990.  Shares issuable under outstanding stock plans, applying  the "Treasury Stock" method,  have been excluded from  the computation of  primary earnings  per share  since such shares  were  less  than  1%  of  common  shares  outstanding, as follows:  1993 - 600,429; 1992  - 738,149; 1991 - 632,056; 1990 -
          639,836; 1989 - 714,992.































